UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 19, 2015

BGC Partners, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-28191, 1-35591	13-4063515
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 19, 2015, BGC Partners, Inc. (“BGC Partners”) and BGC Partners, L.P. (together with BGC Partners, “BGC”) entered into a Tender Offer Agreement (the “TO Agreement”) with GFI Group Inc. (“GFI”) in connection with BGC’s tender offer (the “Offer”) to acquire all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of GFI for $6.10 per share in cash. Pursuant to the TO Agreement, BGC will designate six out of eight directors of the expanded GFI board, has extended the expiration of the Offer to February 26, 2015, and has reduced the minimum tender condition to 43% of the then-outstanding Shares, including the Shares already owned by BGC.

Pursuant to the TO Agreement, the consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by BGC, represents at least 43% of all then-outstanding Shares; (ii) certain regulatory approvals remaining in effect and not having been revoked, and any required approvals or waiting periods under certain foreign competition laws having expired or been terminated or obtained, as applicable; (iii) no applicable law, temporary restraining order, injunction or other order being issued and remaining in effect which has the effect of making illegal or otherwise prohibiting the consummation of the Offer; (iv) the representations and warranties of GFI set forth in the TO Agreement being accurate, generally as qualified by a Material Adverse Effect standard (as defined in the Tender Offer Agreement), on the expiration date of the Offer; (v) GFI’s compliance in all material respects with its agreements and covenants under the TO Agreement, including appointing BGC’s designees to the GFI board so that they constitute six out of the eight members of the GFI board; and (vi) certain other customary conditions.

GFI is expected to operate as a division of BGC, reporting into Shaun Lynn, President of BGC Partners, and its financial results are expected to be consolidated as part of BGC Partners. Going forward, BGC and GFI are expected to remain separately branded divisions.

In connection with the TO Agreement, Michael Gooch, GFI’s current Executive Chairman, and Colin Heffron, GFI’s current Chief Executive Officer, will continue to have management responsibilities at GFI and are expected to remain members of its board of directors. Mr. Heffron will enter into an amended and restated GFI employment agreement which will continue to provide him with certain annual cash and equity compensation and severance arrangements. Mr. Gooch will enter into a fixed term employment agreement which will provide him with certain annual cash and equity compensation. Additionally, promptly following the Offer closing, BGC will establish the Distributable Earnings Bonus Pool (the “Pool”) program, which Pool will be equal to one times the average distributable earnings as defined of the GFI inter-dealer brokerage business for the three successive 12-month periods beginning on July 1, 2015. The Pool will be in the form of an award of restricted equity units and preferred restricted equity units of BGC Holdings, L.P and will be allocated 35% to Mr. Gooch, 35% to Mr. Heffron and 30% to other GFI employees as mutually agreed by Messrs. Gooch and Heffron and BGC. As a condition to participation in the Pool, each participant (including Messrs. Gooch and Heffron) is required to enter into a non-competition and award agreement containing the terms and conditions of his or her participation, which terms include the participant’s continued employment through July 1, 2018 and certain conditions, obligations and covenants (including non-competition, non-solicitation, non-hire provisions and nondisclosure provisions).

Prior to the entry into the TO Agreement, GFI was previously a party to a series of agreements, including an Agreement and Plan of Merger and a Purchase Agreement (the “CME Merger Agreement”), each dated July 30, 2014, as amended, with CME Group Inc. (“CME”) and certain of its affiliates, whereby GFI had agreed to merge with and into a wholly owned subsidiary of CME and, immediately following such merger, a private consortium of current GFI management would acquire from CME GFI’s wholesale brokerage and clearing businesses (such transactions collectively, the “CME Transaction”). In addition, CME, Jersey Partners, Inc. (“JPI”) and certain other stockholders of GFI, who collectively control approximately 38% of GFI’s issued and outstanding Shares, entered into an agreement, dated July 30, 2014 (the “Support Agreement”), that provided for such stockholders to vote for the CME Transaction and vote against any alternative transaction and that prevented such stockholders from transferring their Shares, including by tendering into the Offer. The CME Merger Agreement and the CME Transaction were terminated on January 30, 2015. The restrictions in the Support Agreement continue until on or about January 30, 2016.

Under the TO Agreement, JPI has the right to request, within the period of 21 days following the earlier of (x) the expiration or termination of the Support Agreement or (y) February 19, 2016, that BGC complete a back-end merger in which each remaining Share of GFI would be converted into $6.10, with holders of Shares (other than JPI) receiving cash, and holders of JPI common stock receiving a mix of cash and shares of BGC Class A common stock (“BGC Stock”) valued at the closing price of BGC Stock on the date prior to the date of the TO Agreement in respect of each Share indirectly owned by such holder through JPI. The amount of consideration to be received by Messrs. Gooch and Heffron, as holders of JPI common stock, in the back-end merger is subject to reduction in certain circumstances, and BGC’s obligation to pay consideration to such holders in the back-end merger is also subject to certain conditions, each as described in the TO Agreement.

Until the closing of the Offer or such earlier period as set forth in the TO Agreement, BGC and GFI, and their respective affiliates, have agreed not to employ, hire or otherwise engage as employee or consultant any person employed by the other as of the date of the TO Agreement, in each case, without obtaining the prior written approval of the other. Concurrent with the closing, of the Offer, the parties will execute certain ancillary agreements, including amendments to BGC’s existing administrative services agreement and the Tower Bridge administrative services agreements between BGC and its various affiliates and subsidiaries, including Cantor Fitzgerald, L.P. (“Cantor”) and its affiliates.

Pursuant to the TO Agreement, following the close of the Offer, GFI employees holding RSUs are expected to receive $6.10 per RSU in cash based on their pre-existing vesting schedules. BGC and GFI have also agreed that GFI will establish a retention bonus pool for employees of GFI, which may be payable in the forms of forgivable loans and equity or partnership awards of BGC Partners or its affiliates.

The Offer is currently expected to close promptly following its expiration on February 26, 2015,

subject to satisfaction of closing conditions. At such time, BGC shall accept for payment and pay for (subject to any applicable tax withholding) all Shares validly tendered and not validly withdrawn pursuant to the Offer. BGC estimates that it would be required to pay approximately $380 million in cash at closing of the Offer if all of the Shares outstanding as of February 19, 2015 that are not held by BGC or GFI stockholders subject to the Support Agreement are tendered and accepted for payment pursuant to the Offer. As of 5:00 p.m. ET on February 19, 2015, approximately 43.3 million Shares had been tendered pursuant to the Offer. The 43.3 million tendered Shares, together with the 17.1 million already owned by BGC, represented approximately 47.5% of GFI’s then-outstanding Shares.

The foregoing description of the TO Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document attached as Exhibit 2.1 to this report and incorporated by reference herein.

Cantor Fitzgerald & Co., an affiliate of Cantor and BGC, serves as advisor to BGC and will receive a fee consistent with market rates in connection with the transaction.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Tender Offer Agreement, dated as of February 19, 2015, by and among BGC Partners, Inc., BGC Partners, L.P. and GFI Group, Inc.*

*	Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. BGC Partners, Inc. will supplementally furnish a copy of them to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BGC PARTNERS, INC.

Date: February 25, 2015	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer

[Signature Page to Form 8-K, dated February 25, 2015, regarding the Company’s entry into a Tender Offer Agreement with GFI Group Inc.]

Exhibit List

Exhibit No.	Description

2.1	Tender Offer Agreement, dated as of February 19, 2015, by and among BGC Partners, Inc., BGC Partners, L.P. and GFI Group, Inc.*

*	Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. BGC Partners, Inc. will supplementally furnish a copy of them to the Securities and Exchange Commission upon request.